UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                             SEI INVESTMENTS COMPANY
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                   784117 10 3
                                 (CUSIP Number)

                                December 31, 2000
             (Date of Event which Requires filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ] Rule 13d-1(b)
[ x ] Rule 13d-1(c)
[   ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  784117 10 3

--------------------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                   Thomas W. Smith

--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ ]
                                                                      (b) [x]

--------------------------------------------------------------------------------
    3     SEC USE ONLY


--------------------------------------------------------------------------------
    4     CITIZEN OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                                   5    SOLE VOTING POWER

                                        1,427,200

                                   ---------------------------------------------
                                   6    SHARED VOTING POWER
            NUMBER OF
             SHARES                     4,307,007
          BENEFICIALLY
          OWNED BY EACH            ---------------------------------------------
            REPORTING              7    SOLE DISPOSITIVE POWER
             PERSON
              WITH                      1,427,200

                                   ---------------------------------------------
                                   8    SHARED DISPOSITIVE POWER

                                        4,307,007

--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,734,207

--------------------------------------------------------------------------------
     10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          Not Applicable

--------------------------------------------------------------------------------
     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          10.8%

--------------------------------------------------------------------------------
     12   TYPE OF REPORTING PERSON

          IN

--------------------------------------------------------------------------------


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

CUSIP No.  784117 10 3

--------------------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  Thomas N. Tryforos

--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                               (b) [x]

--------------------------------------------------------------------------------
    3     SEC USE ONLY


--------------------------------------------------------------------------------
    4     CITIZEN OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                                   5    SOLE VOTING POWER

                                        2,176

                                   ---------------------------------------------
                                   6    SHARED VOTING POWER
            NUMBER OF
             SHARES                     4,307,007
          BENEFICIALLY
          OWNED BY EACH            ---------------------------------------------
            REPORTING              7    SOLE DISPOSITIVE POWER
             PERSON
              WITH                      2,176

                                   ---------------------------------------------
                                   8    SHARED DISPOSITIVE POWER

                                        4,307,007

--------------------------------------------------------------------------------

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,309,183

--------------------------------------------------------------------------------
    10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

             Not Applicable

--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             8.1%

--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON

             IN

--------------------------------------------------------------------------------

ITEM 1.(a)  Name of Issuer:

            SEI Investments Company

       (b)  Address of Issuer's Principal Executive Offices:

            1 Freedom Valley Drive
            Oaks, PA  19456

ITEM 2.(a)  Name of Person Filing:

            (i)  Thomas W. Smith

            (ii) Thomas N. Tryforos

            The filing of this Statement shall not be deemed to be an admission that the filing persons comprise a "group" within the meaning of
            Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

       (b)  Address of Principal Business Office:

            The following is the address of the principal business office of each of the filing persons:

            323 Railroad Avenue
            Greenwich, CT  06830

       (c)  Citizenship:

            Each of Messrs. Thomas W. Smith and Thomas N. Tryforos is a United States citizen.

       (d)  Title of Class of Securities:

            Common Stock, par value $.01 per share.

       (e)  CUSIP Number:

            784117 10 3

ITEM 3. If this  Statement is filed  pursuant to Rules  13d-1(b) or 13d-2(b) or
        (c), check whether the person filing is a:

        Not applicable.

        If this Statement is filed pursuant to Rule 13d-1(c), check this box [x]

ITEM 4. Ownership

        (a) Thomas W. Smith - 5,734,207 shares; Thomas N. Tryforos - 4,309,183 shares

        (b)  Thomas W. Smith - 10.8%; Thomas N. Tryforos - 8.1%

        (c) Each of Thomas W. Smith and Thomas N. Tryforos has shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of 4,307,007 shares; Thomas W. Smith has sole power to vote and dispose of 1,427,200 shares, and Thomas N. Tryforos has sole power to vote and dispose of 2,176 shares.

ITEM 5. Ownership of Five Percent or Less of a Class

        Not applicable.

ITEM 6. Ownership of More than Five Percent on Behalf of Another Person

        Messrs. Smith and Tryforos in the aggregate beneficially own 4,911,383 shares in their capacities as investment managers for certain managed accounts. The managed accounts have the right to receive dividends from, and the proceeds from the sale of, the managed accounts' shares.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

        Not applicable.

ITEM 8. Identification and Classification of Members of the Group

        Not applicable.

ITEM 9. Notice of Dissolution of Group

        Not applicable.

ITEM 10. Certification

        By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2001


                                               /s/ Thomas W. Smith
                                               ---------------------------------
                                                   Thomas W. Smith


                                               /s/ Thomas N. Tryforos
                                               ---------------------------------
                                                   Thomas N. Tryforos

                             JOINT FILING AGREEMENT

     The undersigned agree that the foregoing Statement on Schedule 13G, dated February 14, 2001, is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k)

Dated: February 14, 2001

                                               /s/ Thomas W. Smith
                                               ---------------------------------
                                                   Thomas W. Smith


                                               /s/ Thomas N. Tryforos
                                               ---------------------------------
                                                   Thomas N. Tryforos


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